Exhibit 99.1

ABCO ENERGY, INC. ANNOUNCES 1-FOR-170 REVERSE STOCK SPLIT

TUCSON, AZ, November 23, 2020, ABCO Energy, Inc., (OTCPK: ABCO; “ABCE” the “Company” or “we”), today announced a reverse stock split of its shares of common stock at a ratio of 1-for-170. The reverse is necessary due to the extreme increase in the number of outstanding shares created by the convertible debenture conversions and sales over the past nine months resulting in 2,687,999,095 shares outstanding.

The Reverse Stock Split is expected to become effective with FINRA (the Financial Industry Regulatory Authority) and in the marketplace at the open of business on or about January 15, 2021 (the “Effective Date”), whereupon the shares of common stock will begin trading on a split adjusted basis. On the Effective Date, the Company’s trading symbol will change to “ABCED” for a period of 20 business days, after which the “D” will be removed from the Company’s trading symbol, which will revert to the original symbol of “ABCE”.

On the Effective Date, the total number of shares of the Company’s Common Stock held by each stockholder will be converted automatically into the number of whole shares of Common Stock equal to (i) the number of issued and outstanding shares of Common Stock held by such stockholder immediately prior to the Reverse Stock Split, divided by (ii) 170. As a result of the reverse stock split, the Company’s issued and outstanding shares of common stock will decrease to approximately 15,811,760 million post-split shares prior to effecting the rounding of fractional shares into whole shares as described below from approximately 2,687,999,095 pre-split shares.

No fractional shares will be issued, and no cash or other consideration will be paid. Instead, the Company will issue one whole share of the post-Reverse Stock Split Common Stock to any stockholder who otherwise would have received a fractional share as a result of the Reverse Stock Split.

Stockholders holding paper certificates may (but are not required to) send the certificates to the Company’s transfer agent at the address given below. The transfer agent will issue a new share certificate reflecting the terms of the Reverse Stock Split to each requesting stockholder.

VStock Transfer

18 Lafayette Place

Woodmere, New York 11598

Phone: (212) 828-8436

Facsimile: (646) 536-3179

All options, warrants, and convertible securities of the Company outstanding immediately prior to the Reverse Stock Split will be appropriately adjusted by dividing the number of shares of Common Stock into which the options, warrants and convertible securities are exercisable or convertible by 170 and multiplying the exercise or conversion price thereof by 170 as a result of the Reverse Stock Split.

ABCO Energy, Inc., a Nevada corporation, is a commercial and residential installer of Photovoltaic (PV) solar systems, LED lighting solutions and HVAC products and services. ABCO Energy, Inc., maintains offices located in Tucson and Phoenix, Arizona. ABCO is a fully reporting public company trading under the symbol ABCE. Since its inception in 2008, ABCO Energy has taken great pride in delivering quality solar installations and has a reputation for outstanding customer service. These qualities have allowed us to grow the business primarily through referrals, many of those based on actual customer reviews.

Safe Harbor Statement

Note: Certain statements in this news release may contain “forward-looking” information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-5 under the Securities Act of 1934 and are subject to the safe harbor created by those rules. All statements, other than the statements of fact, included in this press release may include forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will be accurate and actual results and future events could differ materially from those anticipated in such statements. ABCO undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances or to reflect unanticipated events or developments.

CORPORATE CONTACT INFORMATION: David Shorey, Acting President Email: info@abcoenergy.com 2505 N. Alvernon Way Tucson, Arizona 85712 Phone: 520-777-0511 Website www.abcoenergy.com